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                                                                    Exhibit 99.2

                                                           FOR IMMEDIATE RELEASE
                                                          MONDAY, AUGUST 3, 1998

                                                                        CONTACT:
                                    SHELLY VAUGHN - DIRECTOR, INVESTOR RELATIONS
                                    PHONE: (402) 596-8929    FAX: (402) 537-6197
                                                             E-MAIL: ir@abii.com



                       AMERICAN BUSINESS INFORMATION INC.
                          CHANGES NAME TO INFOUSA INC.

(Omaha, NE) - American Business Information Inc. (Nasdaq: IUSAA/IUSAB) announced that effective July 31, 1998 it had changed its name to infoUSA Inc. and effective today, the listing symbols for the company's Class A Common Stock and Class B Common Stock on the Nasdaq National Market will be, "IUSAA" and "IUSAB," respectively. American Business Information was founded in 1972 to provide accurate, affordable sales leads and marketing information about businesses. Through aggressive 26-year growth, the company expanded its database to include 11 million U.S. and Canadian businesses, a consumer database of 113 million households, and added database marketing services.

"Quality business data is our foundation, but the growth of our consumer database and marketing services prompted us to change our name to more accurately reflect our services - providing information," announced Vin Gupta, chairman and chief executive officer. "It's only fitting to have our new name be infoUSA."

The proprietary, copyrighted database of information is continually updated to incorporate every new start-up company, personnel changes, consumer demographics, relocations and numerous other changes. "We expect and demand that information be verified, a task involving 16 million phone calls each and every year by 400 employees," commented Gupta. "It's quite an investment, but it makes infoUSA the world's best source for the most complete and accurate information."

Nearly two million customers rely on this information for market research, customer analysis, sales leads, direct mail, telemarketing and credit reference.

infoUSA Inc., formerly named American Business Information, is a leading provider of business and consumer marketing information products and data processing services in the United States and Canada. The company headquarters are located at 5711 South 86th Circle, PO Box 27347 Omaha, NE 68127-0347. infoUSA Inc. can be contacted at (402) 593-4500 or on the World Wide Web at www.infoUSA.com.